Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports:

•	dated March 1, 2022 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2021 which is incorporated by reference in this Registration Statement.
•	dated June 24, 2022 with respect to the financial statements included in the Annual Report of The Bancorp, Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2021 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of said reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, PA

August 29, 2022